As filed with the U.S. Securities and Exchange Commission on March 24, 2025.

Registration No. 333-284744

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

___________________________________________

AMENDMENT NO. 2
FORM F-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

___________________________________________

MOOLEC SCIENCE SA
(Exact name of registrant as specified in its charter)

___________________________________________

Grand Duchy of Luxembourg	1119	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

17, Boulevard F.W. Raiffeisen
L-2411 Luxembourg,
Grand Duchy of Luxembourg
+352 26 49 65 65
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

___________________________________________

Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, NY 10168
+1 212 947 7200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

___________________________________________

With copies to:

Matthew Poulter
Emilio Minvielle
Linklaters LLP
1290 Avenue of the Americas
New York, NY 10104
(212) 903-9306

___________________________________________

Approximate date of commencement of proposed sale to the public: the Redomiciliation described herein will be effective on, or as soon as practicable after, the date that this registration statement is declared effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(d) (Cross-Border Third Party Tender Offer)	☐

Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company	☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

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†       The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 2 to the Registration Statement on Form F-4 of Moolec Science SA (“Amendment No. 2”) does not relate to our preliminary prospectus, which is not amended hereby. As such, this Amendment No. 2 does not include a copy of our preliminary prospectus. This Amendment No. 2 is being filed solely for the purpose of revising certain Exhibits. Accordingly, this amendment consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature page to the Registration Statement and the filed Exhibits. The remainder of the Registration Statement is unchanged and has therefore been omitted.

Part II
Information Not Required in Prospectus

Item 20.    Indemnification of Directors and Officers

(I)     Luxembourg law and the A&R M&A provide as follows:

(1)    Article 441-8 of the 1915 Law provides that the directors shall not incur any personal obligation by reason of the commitments of the company.

(2)    Article 441-9 of the 1915 Law provides that the directors, the members of the management committee and the managing executive officer shall be liable to the company in accordance with general law for the execution of the mandate given to them and for any misconduct in the management of the company’s affairs. The directors and members of the management committee shall be jointly and severally liable towards either the company or any third parties for damages resulting from this violation of the 1915 Law or the A&R M&A. The directors and members of the management committee shall be discharged from such liability in the case of a violation to which they were not a party provided no misconduct is attributable to them and they have reported such violation, as regards members of the board of directors, to the first general meeting and, as regards members of the management committee, during the first meeting of the board of directors after they had acquired knowledge thereof.

(3)    Our A&R M&A provide that our directors are not held personally liable for our indebtedness or other obligations. As our agents, they are responsible for the performance of their duties. Subject to the exceptions and limitations listed in the A&R M&A and mandatory provisions of law, every person who is, or has been, a member of our board of directors, a secretary or officer (including an investment adviser or an administrator or liquidator) shall be indemnified by us to the fullest extent permitted by law against liability and against all expenses reasonably incurred or paid by him in connection with any claim, action, suit or proceeding which he becomes involved as a party or otherwise by virtue of his or her being or having been our director, secretary or officer, and against amounts paid or incurred by him or her in the settlement thereof. The words “claim”, “action”, “suit” or “proceeding” shall apply to all claims, actions, suits or proceedings (civil, criminal or otherwise including appeals) actual or threatened and the words “liability” and “expenses” shall include without limitation attorneys’ fees, costs, judgments, amounts paid in settlement and other liabilities. However, no indemnification shall be provided to any of our director or officer (i) against any liability by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office (ii) with respect to any matter as to which he or she shall have been finally adjudicated to have acted in bad faith and not in our interest or (iii) in the event of a settlement, unless the settlement has been approved by a court of competent jurisdiction or by our board of directors.

(4)    Our A&R M&A provide that the right of indemnification shall inure to the benefit of the personal representatives of such a person. Nothing contained in such A&R M&A shall affect or limit any rights to indemnification to which corporate personnel, including directors and officers, may be entitled by contract or otherwise under law. We shall specifically be entitled to provide contractual indemnification to and may purchase and maintain insurance for any corporate personnel, including our directors, secretaries and officers, as we may decide upon from time to time.

(II)    Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, fraud or the consequences of committing a crime. The A&R M&A provides for indemnification of the Company’s directors, secretaries and officers (including an investment adviser or an administrator or liquidator) to the extent permitted by law, including for any liability incurred in their capacities as such, except (i) against any liability by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office, (ii) with respect to any matter as to which he or she shall have been finally adjudicated to have acted in bad faith and not in the interest of the Company, or (iii) in the event of a settlement, unless the settlement has been approved by a court of competent jurisdiction or by the Company’s board of directors. In addition, the Company intends to enter into indemnification agreements with each of its executive officers and directors. The indemnification agreements will provide the indemnitees with contractual rights to indemnification, and expense advancement and reimbursement, to the fullest extent permitted under Cayman Islands law, subject to certain exceptions contained in those agreements.

These indemnification obligations may discourage shareholders from bringing a lawsuit against the Company’s officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against the Company’s officers and directors, even though such an action, if successful, might otherwise benefit the Company and its shareholders.

Item 21.    Exhibits and Financial Statement Schedules

The exhibit index at the end of this registration statement identifies the exhibits which are included in this registration statement and are incorporated herein by reference.

Item 22.    Undertakings

The undersigned registrant hereby undertakes as follows:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement.

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F (§ 249.220f of this chapter) at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act (15 U.S.C. 77j(a)(3)) need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5)    For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)    The undersigned registrant hereby undertakes: (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form F-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means, and (ii) to arrange or provide for a facility in the United States for the purpose of responding to such requests. The undertaking in subparagraph (i) above include information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(7)    To supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rosario, Provincia of Santa Fe, Argentina, on March 24, 2025.

MOOLEC SCIENCE SA
By:	/s/ Gastón Paladini
Name:	Gastón Paladini
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on March 24, 2025 in the capacities indicated.

Signature	Title	Date
/s/ Gastón Paladini	Chief Executive Officer, Director	March 24, 2025
Gastón Paladini	(Principal Executive Officer)
*	Chief Financial Officer, Director	March 24, 2025
José López Lecube	(Principal Financial and Accounting Officer)
*	Director	March 24, 2025
Natalia Zang
*	Director	March 24, 2025
Kyle P. Bransfield
*	Director	March 24, 2025
Esteban Corley
*By:
/s/ Gastón Paladini	Chief Executive Officer and Director	March 24, 2025
Gastón Paladini	(Principal Executive Officer)

Authorized Representative

Pursuant to the requirements of the Securities Act of 1933, the undersigned, the duly authorized representative of the Registrant in the United States, has signed this registration statement on March 24, 2025.

COGENCY GLOBAL INC.
By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice President on behalf of Cogency Global Inc.

Exhibit Index

Exhibit Number	Description
3.1*	Amended and Restated Memorandum and Articles of Association of the Company
4.1*	Specimen Ordinary Share Certificate of Moolec Science SA (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form F-4/A filed December 1, 2022 (file no. 333-267912)).
4.2*	Specimen Warrant Certificate of Moolec Science S.A. (included as Exhibit A to Exhibit 4.5).
4.3*

Warrant Agreement, dated January 12, 2021, by and between LightJump Acquisition Corporation and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.1 to LightJump Acquisition Corporation’s Form 8-K, File No. 001-39869, filed with the SEC on January 20, 2021).

4.4*

Subscription Agreement for Private Warrants by LightJump One Founders, LLC (incorporated by reference to Exhibit 10.3 to LightJump Acquisition Corporation’s Form 8-K, File No. 001-39869, filed with the SEC on January 20, 2021).

4.5*

Form of Assignment, Assumption and Amendment Agreement with respect to the Warrant Agreement between LightJump Acquisition Corporation, Moolec Science SA and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 10.4 to LightJump Acquisition Corporation’s Form 8-K, File No. 001-39869, filed with the SEC on June 15, 2022).

5.1*	Opinion of Ogier (Cayman) LLP, Cayman Islands counsel to the Company.
8.1**	Opinion of Linklaters LLP, Luxembourg, Luxembourg counsel to the Company, with respect to certain Luxembourg tax matters.
8.2*	Opinion of Linklaters LLP, New York, United States counsel to the Company, with respect to certain United States tax matters.
8.3**	Opinion of Ogier (Cayman) LLP, Cayman Islands counsel to the Company, with respect to certain Cayman Islands tax matters.
10.1*

Business Combination Agreement, dated as of June 14, 2022, by and among LightJump Acquisition Corporation, Moolec Science Limited, Moolec Science SA and Moolec Acquisition, Inc. (incorporated by reference to Exhibit 2.1 to LightJump Acquisition Corporation’s Form 8-K, File No. 001-39869, filed with the SEC on June 15, 2022).

10.2*

First Amendment to the Business Combination Agreement, by and among LightJump Acquisition Corporation, Moolec Science Limited, Moolec Science SA and Moolec Acquisition, Inc. (incorporated by reference to Exhibit 2.1 to LightJump Acquisition Corporation’s Form 8-K, File No. 001-39869, filed with the SEC on November 21, 2022).

10.3*	Form of Exchange Agreement (incorporated by reference to Exhibit 10.1 to LightJump Acquisition Corporation’s Form 8-K, File No. 001-39869, filed with the SEC on June 15, 2022).
10.4*

Transaction Support Agreement, dated as of June 14, 2022, by and among LightJump Acquisition Corporation, LightJump One Founders, LLC, Moolec Science Limited, Moolec Science SA and others (incorporated by reference to Exhibit 10.3 to LightJump Acquisition Corporation’s Form 8-K, File No. 001-39869, filed with the SEC on June 15, 2022).

10.5*

Registration Rights Agreement, dated as of January 12, 2021, by and between LightJump Acquisition Corporation and other investors (incorporated by reference to Exhibit 10.2 to LightJump Acquisition Corporation’s Form 8-K, File No. 001-39869, filed with the SEC on January 20, 2021).

10.6*

Registration Right and Lock-Up Agreement, dated December 30, 2022, by and among, Moolec Science SA, LightJump One Founders, LLC, BG Farming Technologies Ltd., Union Group Ventures Ltd., Bioceres Crop Solutions Corp., THEO I SCSp, Serenity Traders LTD., UG Holdings, LLC, Robert M. Bennett and Jose López Lecube (incorporated by reference to Exhibit 4.6 to Company’s Form 20-F, File No. 001-41586, filed with the SEC on January 6, 2023).

10.7*	Backstop Agreement (incorporated by reference to Exhibit 10.2 to LightJump Acquisition Corporation’s Form 8-K, File No. 001-39869, filed with the SEC on June 15, 2022).
10.8*

Memorandum of Understanding on the Backstop Agreement, dated as of December 30, 2022, by and among LightJump Acquisition Corporation, Moolec Science Limited, Moolec Science SA, UG Holdings, LLC, Union Group Ventures Limited, THEO I SCSp and LightJump One Founders, LLC (incorporated by reference to Exhibit 4.8 to Company’s Form 20-F, File No. 001-41586, filed with the SEC on January 6, 2023).

10.9*

Amendment to Business Combination Marketing Agreement, dated June 14, 2022 between LightJump Acquisition Corporation and EarlyBirdCapital, Inc. (incorporated by reference to Exhibit 10.6 to LightJump Acquisition Corporations’s Form 8-K, File No. 001-39869, filed with the SEC on June 15, 2022).

Exhibit Number	Description
10.10*

Company Acceptance Letter, dated April 9, 2023, and Selling Shareholders Offer Letter, dated April 9, 2023, relating to the ValoraSoy SPA, between the Company and the Sellers (incorporated by reference to Exhibit 10.1 to the Company’s Form 6-K, File No. 001-41586).

21.1*

List of Subsidiaries of Moolec Science SA: See “Item 4. Information on the Company — C. Organizational Structure.” (incorporated by reference to Exhibit 8.1 to the Company’s Form 20-F, File No. 001-41586, filed with SEC on October 30, 2024).

23.1*	Consent of Price Waterhouse & Co. S.R.L., independent registered public accounting firm, with respect to Moolec Science SA’s audited consolidated financial statements.
23.2*	Consent of Ogier (Cayman) LLP (included within Exhibit 5.1).
23.3**	Consent of Linklaters LLP Luxembourg (included within Exhibit 8.1).
23.4*	Consent of Linklaters LLP New York (included within Exhibit 8.2).
23.5**	Consent of Ogier (Cayman) LLP (included within Exhibit 8.3).
24.1*	Powers of Attorney (included in the signature page to this Registration Statement).
107*	Filing Fee Table.

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*        Previously filed.

**      Filed herewith.